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                                                                    Exhibit 4.5
                                    WARRANT

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

                                     Warrant to purchase up to 25,000 shares of
                                                     the $0.01 par value common
                                                   stock of SAFLINK Corporation
                                                        (subject to adjustment)

                       WARRANT TO PURCHASE COMMON STOCK

                                      OF

                              SAFLINK CORPORATION

  This certifies that, for value received, CarrAmerica Realty Corporation, or its successors or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from SAFLINK Corporation (the "Company") up to 25,000 shares of the $0.01 par value common stock of the Company, as the Company is constituted on the 18th day of May , 2000 (the "Warrant Issue Date"), upon surrender of this certificate at 18650 N.E. 67th Court, Redmond, WA 98032, or such other place as the Company may designate in writing to the Holder, and the simultaneous payment therefor in lawful money of the United States of America of the Exercise Price (as hereinafter defined). The number, character and Exercise Price of such shares are subject to adjustment as provided herein. The term "Warrant" as used herein shall include this certificate, the securities represented by this certificate and any warrants delivered in substitution or exchange for this certificate as provided herein.

  This Warrant is issued in connection with that certain Lease by and among the Holder and the Company dated as of May 18, 2000 (the "Lease").

  1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the period of time (the "Exercise Period") commencing on the Warrant Issue Date and ending at 5:00 p.m. on the last day of the sixtieth (60th) full calendar month after the Commencement Date of the Lease between the Company and the Holder.

  2. Exercise Price. Subject to Section 9(a), the price at which the Holder may exercise this Warrant (the "Exercise Price") shall be at a fixed price of $3.00 per share.

  3. Vesting of Warrant. Effective as of the Warrant Issue Date, the Warrant shall be fully vested and exercisable, and the Holder shall have the fully vested right to purchase up to 25,000 shares of the Company's common stock pursuant to the terms and conditions of this Warrant.

  4. Exercise of the Warrant. The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, at any time, and from time to time during the Exercise Period, by the Holder's surrender of this Warrant at 18650 N.E. 67th Court, Redmond, WA 98032, or such other place as the Company may designate in writing to Holder, and the simultaneous payment therefor in lawful money of the United States of America of the Exercise Price in immediately available funds. This Warrant shall be deemed exercised on the date immediately prior thereto, and the Holder shall be entitled to receive the shares of common stock of the Company and be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable, but in no event later than 10 business days thereafter, the Company shall

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issue and deliver, at its sole cost and expense, to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company, at its sole cost and expense, shall execute and deliver a new warrant of like tenor as this Warrant, exercisable for the remaining number of shares for which this Warrant may then be exercised, and shall cancel this Warrant only upon issuance of such new warrant. Immediately prior to the time this Warrant (or any subsequent warrant, in the event of a partial exercise of this Warrant) is exercised, provided that the Company has received reasonable prior written notice of such intent to exercise the Warrant, the Company shall confirm in writing to the Holder that the cumulative value of the shares sold to the Holder pursuant to this Warrant (and any subsequent warrant issued in connection therewith) represents less then 10% of the total asset value of the Company, and that the cumulative number of shares sold to the Holder pursuant to this Warrant (and any subsequent warrant issued in connection therewith) represents less than 10% of the outstanding voting securities of the Company.

  5. Rights as a Stockholder. The Holder shall not be entitled to vote, receive dividends or be deemed to be the owner of record of the shares of common stock of the Company to which this Warrant relates unless and until the Holder exercises this Warrant, and then the Holder shall enjoy such rights only to the extent of such exercise.

  6. Transfer of Warrant.

    (a) Warrant Register. The Company will maintain a register (the "Warrant Register") maintaining the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change his/her address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

    (b) Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 6(a) above, issuing the common stock or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.

    (c) Transferability of Warrant. This Warrant may not be transferred or assigned except (i) in its entirety and (ii) in compliance with all applicable federal and state securities laws by the transferor and the transferee (including delivery of investment representation letters reasonably satisfactory to the Company, if such are requested by the Company), and then only against receipt of an agreement of the transferee to comply with the provisions of this Section 6(c) with respect to any resale or other disposition of this Warrant.

    (d) Exchange of Warrant upon a Transfer. On surrender of this Warrant for exchange, properly endorsed and subject to the provisions of this Warrant with respect to compliance with the Act and with the limitations on assignments and transfers and contained in this Section 6, the Company at its expense shall issue to or on the order of the Holder a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof.

    (e) Compliance with Securities Laws.

      (i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of common stock to be issued upon exercise hereof are being acquired solely for the Holder's own account (and not as a nominee for any other party), and for investment (except to the extent that a distribution may be effected pursuant to the registration rights granted hereunder), and that the Holder

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    will not offer, sell or otherwise dispose of this Warrant or any shares of the common stock to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act or any state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of common stock so purchased are being acquired solely for the Holder's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale (except to the extent that a distribution may be effected pursuant to the registration rights granted hereunder).

      (ii) This Warrant and all shares of common stock issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

  7. Reservation of Stock. The Company covenants that during the Exercise Period, the Company will reserve from its authorized and unissued shares of common stock a sufficient number of shares to provide for the issuance of common stock upon the exercise of the Warrant and, from time to time, will take all steps necessary to amend its certificate of incorporation (the "Certificate") to provide sufficient authorized reserved shares of common stock issuable upon exercise of the Warrant. The Company further covenants that all shares that may be issued upon exercise of the rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue hereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of common stock upon the exercise of this Warrant.

  8. Merger, Sale of Assets and other Fundamental Corporate Changes. If at any time during the Exercise Period there shall be a sale of all or substantially all of the Company's assets, or a merger, consolidation or reorganization of the Company in which the Company is not the surviving entity, or other transaction in which the shares of the Company are converted into shares of another entity (a "Corporate Change Event"), the Company shall provide the Holder with written notice of such Corporate Change Event at least ten (10) business days prior to the date on which a record will be taken of stockholders of the Company with respect to such event (or, if the Company notifies its stockholders of such record date less than ten (10) business days prior to such record date, then the Company shall provide Holder such notice at the same time that it provides its stockholders with such notice).

  9. No Impairment. The Company shall not, by amendment of its charter, through a reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms required to be observed by the Company pursuant to this Warrant, and shall assist in carrying out all of the provisions of this Warrant that may be necessary or appropriate to protect Holder's rights hereunder against impairment.

  10. Adjustments. The number of securities purchasable hereunder is subject to adjustment from time to time during the Exercise Period in order to preserve the value of this Warrant as follows:

    (a) If the Company at any time during the Exercise Period splits, subdivides or combines the securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the Holder shall be entitled to acquire a proportionate number of securities of the same class at a price per share that is also adjusted proportionately.

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    (b) If the Company at any time during the Exercise Period changes any of the securities as to which purchase rights under this Warrant exist into another class of securities of the Company, this Warrant shall thereafter represent the right, but not the obligation, with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such change, to acquire such number of securities of such other class as would have been issuable as a result of such change had the Holder exercised this Warrant immediately prior to such change.

    (c) If at any time during the Exercise Period, the holders of the common stock of the Company become entitled to receive, without consideration therefor, other or additional stock or other securities or property (other than cash) of the Company, then this Warrant shall represent the right, but not the obligation, to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant that the Holder is otherwise entitled to acquire, and without payment of additional consideration for the right to acquire such additional property, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would have been entitled to receive had it been the holder of record of the security receivable to which purchase rights under this Warrant relate at the time the holders of the Company's common stock became entitled to receive such property.

  11. Miscellaneous.

    (a) Successors. All the covenants and provisions hereof by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns, without regard to the conflict of laws provisions thereof.

    (b) Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with the laws of said State.

    (c) Attorneys Fees in the Event of a Dispute. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Warrant or any common stock issued or to be issued hereunder, the prevailing party or parties shall be paid by the other party or parties a reasonable sum for attorneys, fees and expenses of such prevailing party or parties.

    (d) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Delaware, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

    (e) Amendment. This Warrant and any term hereof may not be changed, waived, discharged or amended except by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or amendment is sought.

  IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

Dated May 18, 2000

                                          SAFLINK CORPORATION

                                                /s/ James W. Shepperd
                                          By: _________________________________
                                          Name: James W. Shepperd
                                          Title:CFO

HOLDER:

CARRAMERICA REALTY CORPORATION

      /s/ Philip L. Hawkins
By: _________________________________
Name: Philip L. Hawkins
Title:Chief Operating Officer


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